Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statement (No. 333-206222) on Form S-3 and the registration statements (No. 33-82820, No. 33-82928, No. 33-84394, No. 333-54102, No. 333-163061 and No. 333-190487) on Form S-8 of Eagle Materials Inc. of our report dated December 21, 2016, with respect to the combined balance sheet of the CEMEX Ohio Business as of December 31, 2015, and the related combined statement of income, changes in net parent investment and cash flows for the year then ended which report appears in the Form 8-K/A of Eagle Materials Inc. dated March 24, 2017.

/s/ KPMG LLP

Houston, Texas

March 24, 2017